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
The following communication was distributed by Dynacare Inc. to certain of its employees on May 9, 2002.

                                     * * * *

                                  ANNOUNCEMENT

I am pleased to inform everyone involved with Gamma-Dynacare that LabCorp, one of the largest and most respected laboratory companies in the world, has entered into an agreement to acquire Dynacare's share holdings. This transaction will not have any impact on Gamma-Dynacare's day-to-day operations in Ontario, but I anticipate that it will open new doors for our company and improve the service we are able to offer our clients and patients.

Being aligned with LabCorp is very good news for Gamma-Dynacare, giving us greater access to technology, resources and growth opportunities.

I want to emphasize that we will continue to be a company dedicated to providing the highest quality service to the Ontario healthcare marketplace.

The Gamma-Dynacare Partnership is unaffected by this transaction. Both Harvey Shapiro and Ken Kirsh will continue to play an active role on the Gamma-Dynacare Partnership Committee. Gamma-Dynacare's management team will also remain intact. In addition, I will continue in my role as Chief Operating Officer and oversee the company's day to day operations and continue to report to the Partnership Committee.

Rest assured that LabCorp has no plans to change the way Gamma-Dynacare operates. LabCorp has bought into Dynacare because it knows our reputation for high quality, efficient service.

Your salaries, benefits and job security will not be affected by this transaction. In fact, being affiliated with a larger operation should provide you with more job opportunities and greater flexibility.

From a business standpoint, our involvement with LabCorp will present new opportunities for Gamma-Dynacare. It will give us access to new technologies and resources, increase our buying power and strengthen our capabilities, enabling us to improve our service and continue to grow.

LabCorp, as many of you know, has a stellar record, with 24 laboratories in the United States servicing some 280,000 patients every day. It is the first U.S. clinical lab company to fully embrace genomic testing, and has been a pioneer in new diagnostic technologies. LabCorp leverages its expertise in innovative clinical testing technology with its Centres of Excellence, including the Centre for Molecular Biology and Pathology, offering state-of-the-art molecular gene-based testing in infectious diseases, oncology and genetics, and its National Genetics Institute, which develops novel, highly sensitive polymerase chain reaction (PCR) methods for testing blood borne infectious agents.

We are fortunate to be able to tap into the LabCorp's resources, and I am very excited about the opportunities presented by this new partnership.

Our management teams are in the process of being fully briefed and would be happy to answer any questions you may have.

This is an exciting time for Gamma-Dynacare. With your hard work, skill and dedication we will be able to take advantage of new opportunities for growth. I look forward to continuing to work with you as we build on our success together.

/s/ Naseem Somani
Naseem Somani
Senior Vice President and Chief Operating Officer

Security holders of Dynacare Inc. are urged to read the proxy statement regarding the proposed Plan of Arrangement when it is finalized and distributed to security holders because it will contain important information for making an informed decision. The definitive proxy statement will be filed with the U.S. Securities and Exchange Commission (the"SEC") by Dynacare, and security holders may obtain a free copy of such proxy statement when it becomes available, and other documents filed with the SEC by Dynacare, at the SEC's website at www.sec.gov. The definitive proxy statement, when it becomes available, and other documents filed by Dynacare, may also be obtained free of charge by directing a request to Dynacare Inc., 14900 Landmark Boulevard, Suite 200, Dallas, Texas 75254, attention: Zbig S. Biskup, Executive Vice President and Chief Financial Officer and Secretary.

Dynacare and it directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Dynacare in favor of the transaction. The directors and executive officers of Dynacare and their beneficial ownership of Dynacare common stock as of April 15, 2002 are set forth in the proxy statement for the 2002 annual meeting filed by Dynacare on April 30, 2002. Security holders of Dynacare may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.


                                     * * * *

The following communication is a transcript of a conference call made available to shareholders of Dynacare Inc. on May 9, 2002.

                                     * * * *

                        LABORATORY CORPORATION OF AMERICA

                             MODERATOR: TOM MCMAHON
                                   MAY 9, 2002
                                  7:00 A.M. MT

Operator:         Ladies and gentlemen, thank you for standing by. Welcome to the Laboratory Corporation of America Holdings discussion of the acquisition of Dynacare, Inc., conference call. During the presentation, all participants will be in a listen-only mode.
                  Afterwards, you will be invited to participate in the question and answer session. At that time, if you have a question, please press the one, followed by the four, on your telephone.
                  As a reminder, this conference is being recorded Thursday, May
                  9th, 2002. I would now like to turn the conference over to Mr.
                  Tom McMahon, chairman and CEO. Mr. McMahon, please go ahead.

Tom McMahon:      Thank you, and good morning. Welcome to LabCorp.'s conference call to discuss our recent announcement to acquire Dynacare.
                  Joining me today from LabCorp. are Brad Smith, executive vice president, Wes Elingburg, executive vice president and chief financial officer, Ed Dodson, senior vice president and controller, and Pam Sherry, senior vice president, investor relations.

                  Today, we plan to provide you an overview of our transaction to acquire Dynacare and discuss why we think it is an excellent fit with LabCorp. and our proven growth strategy. We will also explain how our integration plan will broaden physician and patient access to important testing technologies, and create a more efficient organization, building value for our shareholders. I'd now like to introduce Brad Smith, who has a few comments before I begin.

Brad Smith:       Before beginning, I'd like to point out that there will be a taped replay of this conference call available via the telephone and Internet. Please refer to our press release dated May 9th, 2002, for replay information. On May 9th, the company filed an 8K that included additional information on the Dynacare transaction, which forms the basis for this presentation. Analysts and investors are directed to this 8K to review this supplemental information, which is currently available in a presentation format at our website, www.labcorp.com.

                  We hope you appreciate the level of detail this presentation provides and ask that you direct your questions to clarifying this information. We will not be able to discuss any details of the transaction that are not provided in 8K.

                  I would also like to point out that any forward-looking statements made during this conference call are based upon current expectations and are subject to change based upon various important factors that could affect the company's financial results. These factors are set forth in detail in our 2001 10K and subsequent filings. Also, security holders of Dynacare, Inc., are urged to read the proxy statement regarding the proposed plan of arrangement when it is finalized and distributed to security holders, because it will contain important information for making an informed decision. Additional information in connection with the proxy statement and related matters is set forth on page three of the 8K slide presentation filed this morning.

T. McMahon:       Thank you, Brad. Periodically, I will refer to page numbers, which reflect the page numbers of the 8K presentation. Today, LabCorp. announced a definitive agreement to acquire all of the outstanding stock of Dynacare. We are extremely pleased to have reached this agreement, and we plan on this call to share with you the details of the transaction and our integration plan. Our decision to acquire Dynacare is an excellent opportunity to bring together the strength of both companies and leverage the new combination through increased efficiencies. As I have said in the past, we have very specific criteria for evaluating acquisition opportunities.
                  These include those that directly support our strategic objectives. Those objectives are: to strengthen our national presence by expanding our geographic reach, and to lead in the introduction and commercialization of important molecular diagnostic tests. Acquisitions must be accretive in year one, compliant, and demonstrate no billing problems. Dynacare fits our acquisition criteria. I'm now on slide three.

                  We are acquiring all of the outsourcing stock of Dynacare for a purchase price of $23 per share. Dynacare shareholders will receive $11.50 in cash, and .1164 shares of LabCorp common stock, approximately 2.4 million shares, per share of Dynacare stock. We expect the transaction to be accretive to the EPS beginning this year. In 2002, it should add to 2 to 3 cents per share. In 2003, it should add 20 to 25 cents per share. The total enterprise value of the transaction is approximately $660 million, including the Dynacare debt of $205 million. Post-closing, we intend to pay off the Dynacare debt and replace it with new, lower-cost, investment-grade LabCorp debt. The deal represents a valuation multiple of about 11.4 times 2002 estimated EBITDA and a multiple of 6.4 times EBITDA with peak synergies, which we estimate at $45 million in 2004. The boards of both companies have already approved the transaction. Conditions for closing include regulatory approval in both the United States and Canada, and approval by 2/3 of Dynacare's shareholders. We expect to close late in the second quarter or early in the third quarter. We are confident we will retain our BBB-plus corporate credit and senior unsecured debt rating on LabCorp

                  I'm on slide number four. OK, I'm on slide five. Slide five. We intend to finance the transaction using 240 million worth of LabCorp common stock, $200 million in cash, a $150 million bridge loan, for which we already have a commitment, borrowing approximately $113 million under our $300 million revolver, and paying off Dynacare's existing $195 million of senior subordinated unsecured notes. There's a call premium of 103.6 percent of par on these notes, which amount to approximately $7 million.

                  Dynacare is an independent clinical laboratory, offering services in certain regions of the United States and Canada. It operates 26 central laboratories, 115 rapid response labs, and 302 patient service centers in 21 states and two Canadian provinces. Offering over 1,000 different tests, Dynacare's network is a solid strategic fit for LabCorp, with numerous opportunities to optimize operating efficiencies and expand patient access to our testing network and extensive testing menu of more than 4,000 tests.

                  Dynacare's operations also include six joint ventures with hospital partners. Four are 50-percent owned and based in the United States; two are in Canada, one 73 percent owned in Ontario, and another 43 percent owned in Alberta. Dynacare has announced they will terminate two of the United States joint ventures during the second quarter. The two joint ventures to be dissolved are in Pittsburgh, Pennsylvania, and Schenectady, New York.

                  We're now on slide number 8, which is a display of Dynacare locations. In combination, we believe this acquisition will enhance our position with managed care physicians and hospital customers by expanding testing access to more new markets.

                  I'd now like to turn this portion of the call over to Wes Elingberg, to cover the details of the Dynacare financials and the financial impact of this transaction.

Wes Elingberg:    Thank you, Tom. I'm now on page nine, "Dynacare Financials."
                  Dynacare accounts for its financial statements using Canadian
                  GAAP, and the term "adjusted EBITDA" is used for purposes of comparing Canadian and U.S. GAAP, just as EBITDA under U.S.
                  GAAP is defined as EBITDA, plus earnings for equity investments, plus proportional depreciation and amortization and interest expense from such equity investments. Ultimately, adjusted EBITDA under U.S. GAAP is very similar EBITDA under Canadian GAAP.

                  Go to page ten. Dynacare has disclosed previously in public filings the difference between their financials, prepared on a Canadian GAAP, versus a U.S. GAAP, basis. The primary difference pertains to the accounting for joint ventures. All financial discussions from this point forward will on a U.S. GAAP basis.

                  Page eleven. As a result of the combination, we expect incremental revenue in 2002 of $145 million to $155 million. In 2003, the incremental revenue is expected to be $300 million to $320 million. The expected incremental adjusted EBITDA, including synergies, for 2002, is $25 million to $30 million. For 2003, it is $85 million to $90 million. As stated previously, incremental diluted earnings per share for 2002 is two to three cents, and for 2003, the impact is 20 to 25 cents. Now we'll go to page 12.

                  Using U.S. GAAP, 2001 revenues were $2.2 billion for LabCorp, and $238 million for Dynacare, for a combined total of approximately $2,440,000,000. Dynacare adds 24 full-service labs to LabCorp's existing 20, and two esoteric labs, to LabCorp's four esoteric centers of excellence. Dynacare's 302 patient service centers, added to LabCorp's more than 900 patient service centers, brings out total patient service number to more than 1,200. And finally, LabCorp has approximately 19,000 employees and offers more than 4,000 tests. Dynacare has 6,300 employees and offers over 1,000 tests.

T. McMahon:       Thank you, Wes.

                  LabCorp is well-positioned for future revenue and profit growth, with expanded laboratory operations, we can optimize our national infrastructure. Additionally, approximately 20 percent of Dynacare's revenues are from hospitals, which generally order a higher percentage of high-value, esoteric tests. We also expect to expand our testing opportunities to offer our extensive esoteric and genomic capabilities to their new markets.

                  Now I'm slide number 14. The acquisition creates the leading low-cost producer, with significant identifiable cost savings. Our primary areas for synergy savings are the following. One, lab capacity. Two, internalizing esoteric send-outs by redirecting Dynacare's send-outs to our esoteric centers of excellence. Three, converting to LabCorp's lower supply costs, and four, optimizing our infrastructure by actions such as reducing overlapping functions and consolidating distribution routes and patient service centers. Synergy savings in 2002 are expected to be approximately $6 million. And $36 million in 2003. Total savings of approximately $45 million will be in place by 2004.

                  LabCorp management has a proven track record in making acquisitions and executing synergy plans. The true meaning of a successful execution plan is demonstrating significant increases in profitability. With the additional volume from Dynacare, we expect to redirect much of Dynacare's sendouts to our internal specialty testing laboratories. Where we have redundancy in our infrastructure, we will move to eliminate it. We will coordinate the entire integration effort, led by a seasoned team of LabCorp executives, with the support of Dynacare managers. LabCorp is uniquely positioned in this industry for long-term revenue and profit growth. We are fortunate to be part of this industry at a time when the tremendous value of diagnostic testing is now being realized, by physicians, managed care, hospitals, and other industries. New advances in scientific research are pushing the importance of testing to the forefront in health care. LabCorp has positioned itself to effectively operate in this swiftly-changing environment and to continue to expand access to our leading-edge testing technologies. This concludes our remarks. We are now ready to answer any questions on the presentation that you may have.

                  Operator?

Operator:         Thank you. Ladies and gentlemen, if you wish to register a question, please press the one, followed by the four on your telephone. You will hear a three-toned prompt to acknowledge your request. If your question has been answered and you would like to withdraw your polling request, you may do so by pressing the one, followed by the three. If you are using a speakerphone, please pick up your handset before entering your request. One moment, please, before the first question.

                  Bill Bonnello with US Bancorp Piper Jaffray, please go ahead with your questions.

Bill Bonnello:    Yeah, thanks. Just wanted to ask a couple of clarifying
                  questions on how you get to the accretion assumptions for '03.
                  It looks like you're probably-- it's a three-part question, but all the same thing -- it looks like you're probably modeling a little bit of customer attrition in that accretion assumption -- would that be safe to say.

T. McMahon:       I think it's safe to say now, Bill, that we're not going to comment on anything more specifically today. We don't have the transaction completed -- than the numbers that we're putting out there. We're not going to get behind those numbers today.

B. Bonnello:      OK. Well, I'll ask the second question, but my guess is then you're not going to answer that, either, whether or not the accretion analysis includes any kind of revenue accretion in terms of internalizing the esoteric testing -- you went through the cost savings, but--

T. McMahon:       I think at this point, until we actually own the company,
                  Bill, we're not really comfortable answering those details.

B. Bonnello:      All right, thanks a lot.

T. McMahon:       OK.

Operator:         The next question will come from Deborah Lawson with Salomon
                  Smith Barney. Please go ahead.

Deborah Lawson:   Hi, I had a couple of questions. One, could you give us any details on any break-up terms with regard to the structure of the deal? Secondly, could you give us a little more color on why the two hospital JVs are being terminated? And lastly, just for those of us that don't, or have not followed Dynacare closely, just a little flavor on the Canadian lab market?
                  Thanks.

T. McMahon:       OK, Brad, do you want to handle?

B. Smith:         Yes, there is a break-up fee in the agreement; it's similar to what you would traditionally see. The JVs, I think you should ask Dynacare, because that's something that they announced on their own -- that's a relationship that they have.

D. Lawson:        OK.

B. Smith:         And the third, I think our intent is to continue, after the completion of the acquisition, to have the Canadian business be run as it's been run to date, with basically the same management team.

T. McMahon:       In terms of the actual market up in Canada, we view it as a solid market. Dynacare is clearly the industry leader up there, and they are one of the largest testing labs, particularly in the Ontario area, which is the largest population group in Canada. They're one of a few major laboratories up there and have demonstrated great success. And as Brad indicated, it's our intention to maintain the current
                  Dynacare management team, as is, in the Canadian market, because of their expertise and knowledge of that market.

D. Lawson:        OK, great.  Thanks.

Operator:         The next question will be from Tom Gallucci with Merrill
                  Lynch. Please go ahead.

Tom Gallucci:     Good morning, everyone.

T. McMahon:       Good morning, Tom.

T. Gallucci:      Esoteric testing, I'm not sure if you can get into this
                  detail, but any idea of an order of magnitude of how much they send out, or what the opportunity on that front might be for you, and then as a follow-up, would there be any kind of capacity constraints in your esoteric labs at this point, you know, given the fast growth in that business already? And then finally, I assume that you'll bring some new tests to their menu, as you alluded to; is there anything unique that they'll bring to your menu of tests in that area?

T. McMahon:       OK. I'll start with the last. They don't bring any unique
                  tests to LabCorp. What we will do is we will bring our unique capability to their large distribution system.

                  In terms of our esoteric testing capacity, we signaled on other conference calls, Tom, that there are some testing capacity issues at LabCorp today, independent of our announcement. The capital budget that you're familiar with includes the ability for LabCorp to expand its capacity over the next couple years, so it's fully our intention to expand some of our capacity in the esoteric area.

                  In terms of the actual numbers related to getting behind the revenues from Dynacare, other than what we stated today, which is about 20 percent of their business is hospital, with a good proportion of that being esoteric, we're not going to announce any further numbers about the company yet.

T. Gallucci:      OK, thank you.

T. McMahon:       OK.

Operator:         The next question will be from Bob Willoughby with CS First
                  Boston. Please go ahead.

Bob Willoughby:   Thank you. Tom, can you possibly comment on Dynacare's
                  motivation to sell the company at present? And secondarily, do the synergy forecasts to date include any assumptions for some of the debt refinancing I think you spoke to?

T. McMahon:       Bob, you were breaking up -- I think your question was, one, rationale for Dynacare to sell.

B. Willoughby:    Yes.

T. McMahon:       And two, debt financing -- is that included in the synergies?

B. Willoughby:    Yes.

T. McMahon:       The debt financing is not included in the synergies. OK, so the numbers that you have seen, the $45 million, are operational synergies.

B. Willoughby:    OK.

T. McMahon:       In terms of the rationale for Dynacare to sell, I'm going to ask Brad to answer that, but I do think there is a press release that Dynacare issued today, at around the same time we issued ours, which gives a clear statement that, from Harvey
                  Shapiro, indicating that they feel that it's very important to connect themselves with a major American laboratory, and as a result of doing that, they can bring better and more testing to their patients. Brad?

B. Smith:         Yeah, basically, Bob, that was my answer -- I think they state pretty clearly in a separate press release, and that's one of the reasons that they've put it out, and one of their founding shareholders who helped take them public, I think, if you read their press release, it sets forth the reason that Tom just mentioned, and some other reasons, that make it pretty clear why they decided, at this time, to sell.

B. Willoughby:    OK. And just, I guess, in terms of incremental disclosure, when the deal closes, would you be at that time willing to comment on maybe page 12 there in terms of number of labs, number of employees, patient service centers, what have you, what an action plan on that front may look like?

T. McMahon:       Well, I think what we will do once we close the transaction, which we expect to get through in two to three months, is give you some more detail on the $45 million. It certainly will not be our practice to get into the deep detail on employee situations, but certainly, as we always have in the past, we'll give you as much detail, we think, as anybody in the industry related to our synergies and how we'll get to $45 million.

B. Willoughby:    That's great.  Thank you.

T. McMahon:       OK, Bob, thanks.

Operator:         Your next question will be from Ricky Goldwasser from UBS
                  Warburg.

Ricky Goldwasser: Good morning. I have two questions. You mentioned that you are going to redirect Dynacare's esoteric send-out. Are they sending any of their existing volume to LabCorp?

T. McMahon:       No.

R. Goldwasser:    So this is an all-new opportunity?

T. McMahon:       Yes.

R. Goldwasser:    And secondly, do you see any opportunities to reprice any
                  existing Dynacare contracts?

T. McMahon:       Ricky, at this point, we're not going to discuss the pricing.
                  And as we go out over time, as we understand more about the pricing, and what their activities are, we will probably be able to comment on that, but we're not going to do that until after the transaction closes.

R. Goldwasser:    Right -- but in terms of their mix shift, is there some
                  opportunity there, is there a larger portion in capitated vis a vis fee-for-service?

T. McMahon:       Can't comment on that yet, Ricky.

R. Goldwasser:    OK. And lastly, I understand that your conversion for Synthed
                  [sp] at the end of the quarter was 60 percent; do you have the numbers for Dynacare?

T. McMahon:       I'm sorry, I didn't understand that, Ricky -- what did you say was 60 percent?

R. Goldwasser:    Sixty percent was your conversion of Pap Smear volume to thin layer?

T. McMahon:       Oh, I don't have-- I don't have that information right now.

R. Goldwasser:    Thank you.

T. McMahon:       OK, thank you.

Operator:         The next question will be from David Lewis with Thomas Weisel
                  Partners. Please go ahead.

David Lewis:      Good morning.

T. McMahon:       Good morning, David.

D. Lewis:         It sounds like you don't want to give specific pricing
                  information -- could you comment on a macro perspective, on what you see as maybe the differences in the pricing environment between the Canadian market and the U.S. market, as you bring new tests to market, and then one quick follow-up?

T. McMahon:       No, I won't comment on that, but good try, David. I'm not
                  going to discuss any pricing issues of this transaction at this time.

D. Lewis:         Fair enough, Tom. The second question is on the joint ventures
                  -- obviously Dynacare has announced plans for two joint ventures. The remaining two U.S. joint ventures, are there specific plans that you have for those?

T. McMahon:       Yes.  We-- our specific plans are to continue to them.

D. Lewis:         OK, thank you very much.

T. McMahon:       Great.

Operator:         Your next question will be from Matthew Buten with Argus
                  Partners. Please go ahead.

Matthew Buten:    Congratulations.  My questions were asked.

T. McMahon:       Thank you, Matt.

Operator:         Your next question will be from Blair Schultz from K2
                  Investments.

Blair Schultz:    Good morning, guys.

T. McMahon:       Good morning, Blair.

B. Schultz:       I missed earlier you guys mentioning the two shut-downs of the lab facilities. What were they again?

T. McMahon:       The two joint ventures.

B. Schultz:       OK, they're two joint ventures. Are you concerned at all over the overlap in regards to antitrust issues?

T. McMahon:       Brad?

B. Smith:         I think the answer is no, we think there's plenty of
                  competition. It's a very competitive market. Obviously antitrust approval is something in a deal this size that something we'll-- we have to get before we can close the deal, and we're confident that we'll be able to successfully go through that process.

B. Schultz:       OK. I know it's an overlap, quickly, between Illinois and
                  Chicago, and I think two or three cities in Texas. If forced to divest a few labs, is that a possibility for you guys?

B. Smith:         I don't think that's something we really are prepared to
                  discuss on this call. We've signed the agreement, we're going to go through the process, and we're confident to be able to get the deal done as we've agreed with Dynacare.

B. Schultz:       OK, perfect.  Thanks, guys.

Operator:         Your next question will be from David Zimbalist with Morgan
                  Stanley. Please go ahead.

David Zimbalist:  Hi. Curious to know if your forecast of synergies are net of costs related to the integration, and if not, what your projected cash costs for integration would be?

T. McMahon:       David, these synergies are net of what we call "contra
                  synergies," so we anticipate there will be incremental costs in order to get these synergies, and these are already built into the numbers.

D. Zimbalist:     OK. So, the ongoing, merger-related costs, you're talking
                  about incorporating into these forecasts?

T. McMahon:       Well, things like, for example, and I think it's important that I clarify this, so that you understand -- often times, for example, when you have redundant facilities, and you're in the closure of facilities, you need to bring temporary people into these facilities that you're keeping open, or that you're closing for a period of time, and we call those "contra-synergies." They're extra costs in order to get the transaction done. And we've learned from our prior experience to spend a lot of time figuring out what they are, so we have built those in to our synergy numbers, so we think these are net synergies, and they take into account additional costs of doing business during that period.

D. Zimbalist:     OK, thank you.

Operator:         Your next question will be from Mark Miller with Banc of
                  America Securities. Please go ahead.

Mark Miller:      Good morning. Most of my questions have been asked. The only question--

T. McMahon:       I hope they've been answered, Mark.

M. Miller:        I'm sorry?

T. McMahon:       I said I hope they've been answered.

M. Miller:        Well, most of them will be awaiting the closing of the
                  acquisition. Will you be providing, I guess, an adjusted
                  EBITDA margin, since you'll be reporting in U.S. GAAP, and this would mean to lower the margin, or have a negative impact on the margin?

W. Elingberg:     We will be reporting on an adjusted EBITDA margin, and
                  basically on page 11 of the presentation is the guidance we've given as far as adjusted EBITDA.

M. Miller:        Right.  OK.

T. McMahon:       I don't think it'll lower the margins, Mark.

M. Miller:        I'm sorry?

T. McMahon:       I don't think it'll lower the margins.

M. Miller:        Not adjusted, but unadjusted, reported.

T. McMahon:       Right.

M. Miller:        OK, thank you.

Operator:         Your next question will be from Deborah Lawson with Salomon
                  Smith Barney.

D. Lawson:        Hi, I just had one clarifying question -- I know that you said that the synergies don't include any financial impact -- you know, refinancing of debt and the like, but do the--- you said at the outset that you expected it to be 2 to 3 cents accretive to EPS in '02 and 20 and 25 cents in '03 -- does that assume refinancing benefits?

W. Elingberg:     Yes, that assumes the call of the Dynacare 10 3/4 percent
                  notes with LabCorp debt around 5 percent.

D. Lawson:        OK, great.  Thanks.

Operator:         The next question will be from Jung Park with
                  Dealanalytics.com. Please go ahead.

Jung Park:        Hi, Jung Park from Dealanalytics. Can you go over the U.S. and
                  Canadian regulatory approvals that the deal would need to receive to close? And I have a follow-up.

[crosstalk]

T. McMahon:       Is that your question?  I'm sorry.

J. Park:          Yes, that is.

T. McMahon:       Yeah, there are the normal HSR requirements and there are
                  similar requirements in Canada, and again, they're pretty-- they're the customary approvals, and we're optimistic that we're going to be able to obtain the approvals we need to close the deal.

J. Park: OK, for the Canadian regulatory approvals, would you need both Investment Canada and Competition Canada?

T. McMahon:       I believe that's right.

J. Park: OK. And also, regarding the terms, are there any walk-away prices or collars?

T. McMahon:       No.

J. Park:          OK.  Thank you.

Operator:         The next question will be from AJ Rice with Merrill Lynch.
                  Please go ahead.

AJ Rice: Hi, everybody, just a couple of questions. I may be asking them in turn since they're different. First of all, just to follow-up on the questions about the two JVs that you're going forward with -- does Dynacare have an agreement to do an outreach business with those JVs that would-- that you'd have to restructure, given your own efforts in either of those markets, are those new markets for you?

B. Smith:         I think the-- both would be taken into consideration what we need to do to continue to those JVs, as Tom mentioned, but I don't think we're really prepared, during this conference call, to talk about any of our specific plans about the opportunities for us to change or grow or modify the relationships. We're just confident that we can continue them, based upon their current terms, but obviously we think they also present additional opportunities for us.

AJ Rice: Where are those two JVs? I should know, but we don't cover Dynacare unfortunately.

T. McMahon:       AJ, it's Milwaukee and Tennessee.

AJ Rice: OK. Have you guys given any sense about, and I got on a little bit late, so I may have missed this -- the amount of specimen redirection in the routine business that you're looking at doing, as you sort of consolidate operations and restructure?

T. McMahon:       We have, but at this time, AJ, until we get the transaction completed, we have not publicly stated where we-- where these specimens will go. What we have publicly stated, obviously, is we think there's $45 million worth of opportunities in terms of synergies, and a significant part of that is exactly what you're speaking to now.

AJ Rice: I guess -- not trying to get you to put a specific amount on the synergy, but just having a feel for, you know, how-- I guess that can be something that if you've got to manage the service levels right and it takes time to direct it, is there a significant amount of specimen redirection that has to take place here, or is there relatively modest part of the entire--

T. McMahon:       Well, in terms of-- everything is definitional. In terms of what we intend to do, we intend to do it over a multiple-year period of time. We've taken that into consideration, and we also recognize that in the geographies that will occur in, there's opportunities to redirect it pretty close to home, so we're confident that that issue will get an awful lot of attention, as we begin to do it, once the closing occurs.

AJ Rice: Is there any particular market where they significantly have regional strength to boost your competitive positioning?

T. McMahon:       I think at this time, AJ, we're not going to get into a
                  discussion of regional strengths and weaknesses. We want to make sure that we get the transaction closed and then we're delighted to share that kind of information.

AJ Rice: Sure. Maybe one last question -- on the contracting, are there any significant contracts where you and Dynacare are the dual-source contracts on at this point?

T. McMahon:       No.

AJ Rice:          OK.  All right, thanks a lot.

T. McMahon:       Thank you.

Operator:         Ladies and gentlemen, as a reminder, to ask a question, you'll need to press the one, followed by the four, on your telephone.

                  Bill Bonnello, please go ahead with your follow-up question.

B. Bonnello:      Yeah, just in terms of your strategy going forward, obviously, one thing that's unique about Dynacare is that they provide routine services for certain hospitals, and that's a huge market opportunity, I would think. Does this represent your intention, to try and expand into that portion of the market, or not necessarily?

T. McMahon:       Well, Bill, I think when we considered this opportunity, which is something that we have had our eye on for a long time, we certainly recognize that Dynacare has certain strengths that we don't have, and one of those strengths is their ability to be innovative in the hospital market. As I've said on many conference calls now over the past four years, one of the areas that to a degree has disappointed me is how difficult it is for a lab like LabCorp to penetrate the hospital market.
                  It's good business, it's esoteric business, it's the kind of business we like, and certainly one of the reasons that we were so interested in Dynacare was because of some of their creative ways, over the years, to secure hospital business, so you're absolutely correct -- this is a piece of the rationale for this transaction.

B. Bonnello:      Thanks.

Operator:         Once again, ladies and gentlemen, if there are additional
                  questions, please press the one, followed by the four. David
                  Zimbalist, please go ahead with your follow-up question.

D. Zimbalist:     Tom, I was wondering if you could give a little more color on your comment that Dynacare has come up with some creative ways of securing hospital business -- give us a little bit of insight into, you know, what formula they managed to get right?

T. McMahon:       Well, a couple of the things that they've done is they've done joint ventures, and they entered the American market through creative joint ventures with hospitals. Some have worked well for them, and they were willing to take the risk and do some of those, and there's some real success stories they have there. They've been very successful in managing hospitals around the United States. They not only have joint ventures with hospitals, but they've also taken on the challenge, and have been successful, of managing hospitals, and they've had a great emphasis on hospitals as a way of entering into the community, and they are things that we've talked about for a long time, and while we have been successful, it's taken longer for us to do that, so they've, in my mind, been one of the innovative laboratories in the United States, coming up with good rationale for hospitals to use an independent laboratory.

D. Zimbalist:     Thanks.

Operator:         Gentlemen, I'm showing no further questions at this time.
                  Please continue with the presentation or closing remarks.

T. McMahon:       Great. Thank you, Belinda, and thank you all for listening to our conference call. Have a good day.

Operator:         Thank you. Ladies and gentlemen, we thank you for your
                  participation and ask that you please disconnect your lines.~

Security holders of Dynacare Inc. are urged to read the proxy statement regarding the proposed Plan of Arrangement when it is finalized and distributed to security holders because it will contain important information for making an informed decision. The definitive proxy statement will be filed with the U.S. Securities and Exchange Commission (the"SEC") by Dynacare, and security holders may obtain a free copy of such proxy statement when it becomes available, and other documents filed with the SEC by Dynacare, at the SEC's website at www.sec.gov. The definitive proxy statement, when it becomes available, and other documents filed by Dynacare, may also be obtained free of charge by directing a request to Dynacare Inc., 14900 Landmark Boulevard, Suite 200, Dallas, Texas 75254, attention: Zbig S. Biskup, Executive Vice President and Chief Financial Officer and Secretary.

Dynacare and it directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Dynacare in favor of the transaction. The directors and executive officers of Dynacare and their beneficial ownership of Dynacare common stock as of April 15, 2002 are set forth in the proxy statement for the 2002 annual meeting filed by Dynacare on April 30, 2002. Security holders of Dynacare may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.

                                     * * * *

The following communication was distributed by Dynacare Inc. to certain of its employees on May 9, 2002.

                                     * * * *

MEMORANDUM


To:         All Staff

From:       Dr. Tom Higa

Date:       May 9, 2002

RE:         LABCORP ACQUIRES DYNACARE INC.

================================================================================

Dynacare Inc. has announced today that Laboratory Corporation of America Holdings (LabCorp) will acquire 100% of Dynacare's outstanding shares, pending federal approval.

With respect to Dynacare Kasper Medical Laboratories, the agreement does not affect Dynacare's partnerships in Canada and the existing management teams will be retained.

I will continue to keep you updated as more information is available. Please contact me if you have any questions.

TH/ds

Security holders of Dynacare Inc. are urged to read the proxy statement regarding the proposed Plan of Arrangement when it is finalized and distributed to security holders because it will contain important information for making an informed decision. The definitive proxy statement will be filed with the U.S. Securities and Exchange Commission (the"SEC") by Dynacare, and security holders may obtain a free copy of such proxy statement when it becomes available, and other documents filed with the SEC by Dynacare, at the SEC's website at www.sec.gov. The definitive proxy statement, when it becomes available, and other documents filed by Dynacare, may also be obtained free of charge by directing a request to Dynacare Inc., 14900 Landmark Boulevard, Suite 200, Dallas, Texas 75254, attention: Zbig S. Biskup, Executive Vice President and Chief Financial Officer and Secretary.

Dynacare and it directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Dynacare in favor of the transaction. The directors and executive officers of Dynacare and their beneficial ownership of Dynacare common stock as of April 15, 2002 are set forth in the proxy statement for the 2002 annual meeting filed by Dynacare on April 30, 2002. Security holders of Dynacare may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.

                                     * * * *